Exhibit 21.1

Subsidiaries of BioMarin Pharmaceutical Inc. as of December 31, 2009

Name	Jurisdiction of Incorporation
BioMarin Europe Ltd.	Ireland
BioMarin Argentina S.R.L	Argentina
BioMarin/Genzyme LLC	Delaware, USA